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                                                                                                      Exhibit 11
                                        DOW JONES & COMPANY, INC.
                                          and its Subsidiaries

                                    COMPUTATION OF EARNINGS PER SHARE

                                   (in thousands except per share data)


                                                                            1994           1993           1992
PRIMARY                                                                   --------       --------       --------
- -------

Average shares outstanding used in the computation of
  reported earnings per share                                               99,002         99,773        101,150
Common stock equivalents (assuming the use of the proceeds from their exercise or issuance to acquire treasury stock at the average market value of stock during the year)--shares
  granted under employee stock option and stock purchase plans                 660            510            242
                                                                          --------       --------       --------
Average shares and common stock equivalents outstanding--primary            99,662        100,283        101,392
                                                                          ========       ========       ========
Net income                                                                $178,173       $147,547       $107,586
                                                                          ========       ========       ========
Net income per share--primary                                                $1.79          $1.47          $1.06
                                                                             =====          =====          =====

FULLY DILUTED
- -------------

Average shares outstanding used in the computation of
  reported earnings per share                                               99,002         99,773        101,150
Common stock equivalents (assuming the use of the proceeds from their exercise or issuance to acquire treasury stock at the higher of average market value of stock during the year or year-end market price)--shares granted under employee stock
  option and stock purchase plans                                              660            862            242
                                                                          --------       --------       --------
Average shares and common stock equivalents outstanding--fully diluted      99,662        100,635        101,392
                                                                          ========       ========       ========
Net income                                                                $178,173       $147,547       $107,586
                                                                          ========       ========       ========
Net income per share--fully diluted                                          $1.79          $1.47          $1.06
                                                                             =====          =====          =====
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